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                                                Filed Pursuant to Rule 424(b)(3)
                                                               File No. 33-65493


PROSPECTUS SUPPLEMENT
---------------------
(To Prospectus dated January 22, 1996)
(as supplemented by Prospectus Supplements dated February 28, 1996, April 18, 1996, May 28, 1996, June 5, 1996, June 17, 1996, June 20, 1996, June 25, 1996,
June 28, 1996, July 10, 1996, July 26, 1996, August 20, 1996, September 17,
1996 and September 24, 1996)

                           TELE-COMMUNICATIONS, INC.

           TELE-COMMUNICATIONS, INC. SERIES A TCI GROUP COMMON STOCK
                               ($1.00 PAR VALUE)

      TELE-COMMUNICATIONS, INC. SERIES A LIBERTY MEDIA GROUP COMMON STOCK
                               ($1.00 PAR VALUE)
                               -----------------

       The following Selling Stockholder sold shares of the Company's Tele-Communications, Inc. Series A TCI Group Common Stock ("TCOMA") and Tele-Communications, Inc. Series A Liberty Media Group Common Stock ("LBTYA") on the dates, in the amounts and at the prices set forth below:

       On October 15, 1996, Marshall Naify sold (i) 200,000 shares of TCOMA at the following prices: 50,000 shares at $13.625 per share, 75,000 shares at $13.5 per share, 25,000 shares at $13.4375 per share and 50,000 shares at $13.375 per share and (ii) 50,000 shares of LBTYA at the following prices:
   10,000 shares at $28.125 per share, 10,000 shares at $28 per share, 22,500 shares at $27.875 per share and 7,500 shares at $27.75 per share. On October 16, 1996, Marshall Naify sold (i) 200,000 shares of TCOMA at the following prices: 100,000 shares at $13.375 per share, 50,000 shares at $13.25 per share and 50,000 shares at $13 per share and (ii) 50,000 shares of LBTYA at $27.75 per share. On October 17, 1996, Marshall Naify sold (i) 100,000 shares of TCOMA at $13 per share and (ii) 25,000 shares of LBTYA at $27.75 per share.

       All 500,000 shares of TCOMA and 125,000 shares of LBYTA were sold by the Selling Stockholder mentioned above to Montgomery Securities, as principal. No commission or other compensation was paid to Montgomery Securities in connection with such sales.

      Immediately following the sales described above, Marshall Naify beneficially owned 10,932,213 shares of TCOMA and 2,731,781 shares of LBYTA which are either held outright or in brokerage accounts or are issuable upon the conversion of certain Notes, and which shares represent approximately 1.84% of the outstanding shares of TCOMA and approximately 1.84% of the outstanding shares of LBTYA respectively. The share numbers in the preceding sentence do not include (a) 229,996 shares of TCOMA and 57,499 shares of LBTYA issuable upon conversion of Notes owned of record by Marshall Naify as sole trustee under the Michael S. Naify 1963 Trust and (b) approximately 103,588 shares of TCOMA and 27,149 shares of LBTYA held in the United Artists, Inc. Employee Stock Ownership Plan for the benefit of Marshall Naify.

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              -------------------

          The date of this Prospectus Supplement is October 18, 1996